Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

CONTACT:	Kim Francis
Director of Communications
Checkers®/Rally’s®
Phone: 813-283-7078
francisk@checkers.com

Checkers®/Rally’s® and Coca-Cola® Drive NASCAR® Experience to
Double Drive-Thru Restaurants Nationwide
Racing simulators, show cars and driver appearances pulling up to select
Checkers/Rally’s locations throughout 2006 season

DAYTONA, FL – February 13, 2006 – Checkers Drive-In Restaurants, Inc., (NASDAQ:CHKR), the Official Burger and Drive-Thru Restaurant of NASCAR®, today announced that it is teaming up with Coca-Cola® to drive the NASCAR experience to its double drive-thru restaurants across the country. This nationwide tour will pull up to select Checkers®/Rally’s® locations throughout the 2006 NASCAR season and offer guests the chance to drive modular motion racing simulators, check out authentic show cars and meet their favorite racers from the Coca-Cola family of drivers.

“This is the second year of our official sponsorship with NASCAR, and we’ve had tremendous success in integrating racing into our guest experience. From our signature NASCAR Combo meal, to store signage, to our popular racing-themed national sweepstakes program, NASCAR continues to play a key role in enhancing and furthering our brands. Now, we’re excited to partner with our friends at Coke to bring additional racing excitement Checkers/Rally’s guests all season long,” said Richard S. Turer, Vice President of Marketing at Checkers Drive-In Restaurants, Inc.

The national tour kicks off this week in Daytona, Florida, at the Checkers restaurant located across the street from the Daytona International Speedway. Throughout the year, the tour will make stops at Checkers/Rally’s restaurants in the brand’s key markets including but not limited to: Tampa, Miami, Memphis, Atlanta, Cincinnati and St. Louis. Each stop will be publicized locally in advance of the event.

“As a long-term beverage partner with Checkers/Rally’s, we have seen first hand the brand’s commitment to teamwork, leadership, and making cars move fast through their double drive-thru lanes. We have enjoyed being a part of the chain’s growth and success in the sport of racing, working hand-in-hand to offer guests 42-ounce racing cups featuring many of Coke’s family of drivers,” said Mike Payne, National Sales Account Director of Coca-Cola North America. “We are excited to be a part of this mobile racing tour to help bring more racing excitement to Checkers/Rally’s guests in 2006.”

The tour begins this week at the Checkers at 2210 West International Speedway Blvd., Daytona Beach, FL, 32114. Events at this restaurant include:

•	Wednesday, February 15th, 4:30 p.m. to 5 p.m.: Appearance by Carl Edwards, driver of the No. 99 Office Depot car and runner up in the NASCAR Nextel Cup Series in 2005.

•	Friday, February 17th, 9 a.m. to 4 p.m.: Simulator show car, prize giveaways

•	Sunday, February 19th, 7 a.m. to 2 p.m.: Simulator show car, prize giveaways

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.